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                                                                     Exhibit 99b
                                                               December 11, 1996

                 John A. Krol elected a director of J.P. Morgan

         John A. (Jack) Krol, president and chief executive officer of DuPont, today was elected a director of both J.P. Morgan & Co. Incorporated and its principal banking subsidiary, Morgan Guaranty Trust Company of New York. His election becomes effective January 1, 1997.

         Mr. Krol, 60, has held his current positions since 1995. He is a director of DuPont and a member of the board's Strategic Direction and Environmental Policy committee.

         Mr. Krol is a member of the boards of directors of the Mead Corporation, National Association of Manufacturers, the Delaware Art Museum, and Wilmington 2000, the boards of trustees of Tufts University, the University of Delaware, and the corporate liaison board of the American Chemical Society. He is also a member of The Business Roundtable and The Business Council, a member of the Executive Committees of the Delaware Business Roundtable, and the Business/Public Education Council. He is a trustee of Hagley Museum and the U.S. Council for International Business.

         Mr. Krol holds bachelor's and master's degrees in chemistry from Tufts University. In 1959, he was commissioned as an officer in the U.S. Navy. He attended the Bettis Nuclear Reactor Engineering School and for the next four years worked as a nuclear engineer. He joined DuPont in 1963 as a chemist.

         DuPont is a research and technology-based global chemical and energy company offering high performance products based on chemicals, polymers, fibers, and petroleum.

         J.P. Morgan is a global banking firm that serves clients with complex financial needs through an integrated range of advisory, financing, trading, investment, and related capabilities.

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